EXHIBIT 8.1

List of Subsidiaries and Consolidated Variable Interest Entities

Subsidiaries:	Place of Incorporation

Yiren Blue Boyage Limited	Cayman Islands
Varengold Capital Securities Limited	Hong Kong
Yiren Green Management Limited	Hong Kong
Yiren Digital Hong Kong Limited	Hong Kong
Yiren Hengye Technology Development (Beijing) Co., Ltd.	PRC
Chongqing Hengyuda Technology Co., Ltd.	PRC
Yiren Information Consulting (Beijing) Co., Ltd.	PRC
CreditEase Puhui Information Consultant (Beijing) Co., Ltd.	PRC
Yiren Heng Sheng Technology Development (Beijing) Co., Ltd.	PRC
Shenzhen Zhongbang Information Consulting Service Co., Ltd.	PRC
Chongqing Henglangsheng Technology Co., Ltd.	PRC
Chongqing Hengxinxin Technology Co., Ltd.	PRC

Consolidated variable interest entities:

Hengcheng Technology Development (Beijing) Co., Ltd.	PRC
Dekai Yichuang Asset Management (Shenzhen) Co., Ltd.	PRC
Hainan Haijin Yichuang Data Information Service Co., Ltd.	PRC
Haijin Yichuang Commercial Factoring (Shenzhen) Co., Ltd.	PRC
Haijin Yichuang Financial Leasing Co., Ltd.	PRC
Hainan Haijin Yichuang Micro-lending Co., Ltd.	PRC
Yiren Financial Information Service (Beijing) Co., Ltd.	PRC
Harbin Wanbang Funong Agricultural Machinery Service Co., Ltd.	PRC
Tianjin Linyang Information and Technology Co., Ltd.	PRC
Beijing Yi Ding Technology Co., Ltd.	PRC
Beijing Kechuang Xinlian Technology Co., Ltd.	PRC
Huijin No. 28 Single Capital Trust E3*	PRC
Bohai Trust Yirendai Personal Loan Single Capital Trust*	PRC
Huijin No. 28 Single Capital Trust E4*	PRC
Huijin No. 56 Collective Capital Trust E1*	PRC
Yi Heng No. 1 Property Right Trust*	PRC

*                 Please see note 2 to our audited consolidated financial statements included in this annual report for the details of the basis of consolidation.